Exhibit 99.1

First Eagle Alternative Credit

COO & CFO Terry Olson to Retire

BOSTON, January 20, 2021—First Eagle Alternative Credit, LLC today announced that Terry Olson, chief operating officer and chief financial officer, has elected to retire effective June 30, 2021. The Company will implement a plan that includes a search to identify a replacement CFO and transition of Olson’s operating responsibilities.

“On behalf of everyone at First Eagle, I extend our heartfelt gratitude to Terry for his many years of service and important contributions to our growth and success,” said Chris Flynn, President of First Eagle Alternative Credit. “He has helped make us a better business, a more cohesive team, and played a vital role as we joined forces with First Eagle over the last year. We appreciate his commitment to assuring a seamless transition to his successor and wish him well in the future.”

Olson joined THL Credit Advisors in February 2008, and over the years played a central role in leading the financial and operations teams, as well as guiding key strategic initiatives of the firm. He serves on the investment committee of the firm’s Direct Lending platform and as the CFO for First Eagle Alternative Capial BDC, Inc. (NASDAQ: FCRD). First Eagle Investment Management, LLC completed the acquisition of THL Credit Advisors, LLC in January 2020, and subsequently changed the name of the new credit business to First Eagle Alternative Credit, LLC.

“We are extremely proud of the accomplishments over the years as we have grown this business organically and through acquisition, and the work we do every day to deliver results for our investors,” said Olson. “I’m grateful for the opportunity to have been part of a terrific executive team and am confident First Eagle Alternative Credit will continue to grow and thrive as a leading global credit platform under Chris’ leadership.”

Olson began his career at PricewaterhouseCoopers, providing services to public and private companies in the financial services and technology sectors for nearly 10 years. He then spent a decade at Highland Capital Partners, a Cambridge, MA-based venture capital firm where he was responsible for financial, tax and operational matters for Highland’s funds.

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About First Eagle Alternative Credit, LLC

First Eagle Alternative Credit ( https://www.feac.com/) is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. First Eagle Alternative Credit maintains a variety of advisory and sub-advisory relationships across its investment platforms. First Eagle Alternative Credit is a wholly owned subsidiary of First Eagle Investment Management, LLC.

Forward-Looking Statements

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by the Company concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

Michael Herzig

(212) 829-3101

michael.herzig@feim.com

Media Contact:

Kenneth Mintz

(516) 468-8019

kmintz@stantonprm.com